Exhibit 10.2

Prudential Investment Management, Inc. (“PIM”)

The Prudential Insurance Company of America (“Prudential”)

Prudential Retirement Insurance and Annuity Company (“PRIAC”)

Each Prudential Affiliate under the Note Agreement referred to below

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

July [30], 2010

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Re:	Sixth Amendment and Temporary Waiver to Amended and Restated Note
Purchase and Private Shelf Agreement dated as of May 31, 2007

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and between Northwest Pipe Company, an Oregon corporation (the “Company”), on the one hand, and PIM, Prudential, PRIAC and each Prudential Affiliate (as therein defined) that becomes bound by certain provisions thereof (together with PIM, Prudential and PRIAC and their respective successors and Transferees, collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Agreement (after giving effect to any amendments of such terms in this letter agreement).

1. Amendments. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Note Agreement shall be amended as follows:

(a) Clause (i)(A) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“        (i)(A) within (x) 183 days after the end of the first fiscal quarter of the Company’s 2010 fiscal year, (y) 92 days after the end of the second fiscal quarter of the Company’s 2010 fiscal year, and (z) 60 days after the end of each other quarterly fiscal period in each fiscal year of the Company (other than the last quarterly period), segment reporting, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the consolidated financial position of the companies being reported on their consolidated results of operations and changes in financial position, subject to changes resulting from year-end adjustments and the absence of all required footnotes;”

Northwest Pipe Company

July [30], 2010

(b) Clause (ii)(A) of paragraph 5A is hereby amended and restated in its entirety to read as follows:

“        (ii)(A) within 273 days after the end of the Company’s 2009 fiscal year, and within 105 days after the end of each other fiscal year of the Company, segment reporting, consolidated statements of income and cash flows and a consolidated statement of shareholders’ equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and prepared in accordance with GAAP and, as to the segment reporting and consolidated statements, reported on by independent public accountants of recognized national standing, selected by the Company whose report shall be without a “going concern” or like qualification or exception and without limitation as to scope of the audit;”

(c) Clause (iii) of paragraph 5B is hereby amended and restated in its entirety to read as follows:

“        (iii) Deliver to each holder of a Note (A) on each of June 30, 2010, July 16, 2010, July 30, 2010, August 13, 2010, August 31, 2010, September 15, 2010, and September 30, 2010, a forecast prepared by management of the Company with the assistance of a certified public accountant or consultant acceptable to the Required Holders and in a form satisfactory to the Required Holders of the weekly cash flows of the Company and its Subsidiaries for the periods commencing on Monday of the immediately succeeding week, and ending 13 weeks thereafter, together with a statement of the actual cash flows of the Company and its Subsidiaries since the date of the then-most recently delivered cash flow forecast and a description of material variances between forecast cash flows and actual cash flows for such period, and (B) not later than the eighth (8th) Business Day of each of August 2010, September 2010 and October 2010, a report of the bookings and backlog of the Company and its Subsidiaries in a form and containing details satisfactory to the Required Holders, as of the last day of the immediately preceding month; and”

(d) Clause (iv) of paragraph 5B is hereby amended and restated in its entirety to read as follows:

“        (iv) No later than August 30, 2010, deliver to each holder of a Note a revised financial projection model and business plan for the Company and its Subsidiaries, in form and substance satisfactory to the Required Holders, together with a written review and assessment thereof by an independent certified public accountant or consultant acceptable to the Required Holders, whose engagement arrangements (including engagement letter) shall also be acceptable to the Required Holders.”

Northwest Pipe Company

July [30], 2010

2. Agreement Regarding December 2009 Financial Covenants. The Purchasers hereby agree with the Company that for purposes of determining compliance with the financial covenants set forth in paragraph 6A of the Note Agreement which are to be tested on, at or as of December 31, 2009, the Purchasers and the Company shall use the financial data and other information set forth in the Company’s audited financial statements for fiscal year 2009, which audited statements are to be delivered to the Purchasers pursuant to clause (ii)(A) of paragraph 5A of the Note Agreement, as amended and restated in Section 1(b) above.

3. Temporary Waiver Regarding Financial Covenants. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the application of the financial covenants set forth in paragraph 6A of the Note Agreement is hereby temporarily waived by the Purchasers for the period from July 30, 2010 through, but excluding, September 17, 2010; provided however, that nothing in this section 3 shall be construed to suspend or waive the Company’s obligations (a) to be in compliance with the financial covenants then set forth in paragraph 6A of the Note Agreement on and after September 17, 2010, and (b) to deliver an Officer’s Certificate not later than September 30, 2010 pursuant to paragraph 5A of the Note Agreement, demonstrating compliance with, among other things, the financial covenants then contained in paragraph 6A of the Note Agreement as of June 30, 2010. Notwithstanding anything to the contrary in the Note Agreement, the Company and the Purchasers hereby agree that any failure to be in compliance with any such financial covenants or to deliver such Officer’s Certificate (in each case, referred to in the preceding sentence) shall constitute an immediate Event of Default. The Officer’s Certificate required to be delivered under the Note Agreement not later than August 30, 2010, may note the foregoing waiver, but shall otherwise be delivered in form and substance as required by the Note Agreement. Without limiting any provision contained in section 4 of this letter agreement, the foregoing waiver does not (x) constitute a waiver of any Default now existing or hereafter arising, whether known or unknown by any holder of a Note, or (y) represent any amendment of, or any agreement to amend, any provision of the Note Agreement.

4. Limitation of Modifications. Each amendment, consent, waiver and/or other modification set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter, the Note Agreement and the documents related to the Note Agreement shall continue in full force and effect.

5. Representations and Warranties. The Company hereby represents and warrants as follows: (a) no Default or Event of Default has occurred and is continuing (other than the Defaults or Events of Default which may have existed prior to, but not after, the effectiveness of this letter agreement), or would result from the transactions contemplated by this letter agreement; (b) the Company’s execution, delivery and performance of the Note Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (c) the Note Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (d) each of the representations and warranties set forth in paragraph 8 of the Note Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

Northwest Pipe Company

July [30], 2010

6. Conditions to Effectiveness. This letter agreement shall become effective on the date on which: (a) the Purchasers shall have received a fully executed and delivered counterpart of this letter agreement executed by the Company; (b) the Purchasers shall have received a fully executed and delivered copy of the sixth amendment to Bank Credit Agreement in form and substance satisfactory to the Purchasers, and each of the conditions precedent in such amendment shall have been previously or concurrently satisfied; (c) the Company shall have paid to, or as directed by, PIM in immediately available funds an amendment fee equal to 0.29% of the principal amount outstanding on the Notes; and (d) if requested by the Required Holders, the Company shall have replenished the retainer previously paid to Bingham McCutchen LLP in connection with this letter agreement in the amount so requested by such Required Holders in immediately available funds.

7. Release; Covenant Not to Sue.

(a) The Company hereby absolutely and unconditionally waives, releases, remises and forever discharges the Purchasers, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, related funds, insurers, indemnitors, officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and each of their respective successors and assigns (each a “Released Party”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which the Company has had, now has, or might hereafter have, or has made claim to have against any such Released Party with respect to the Note Agreement, the Notes or any other Transaction Document that, in each case, involve events, acts or omissions that have taken place on or before the date hereof, or with respect to the lender-borrower relationship evidenced by the Transaction Documents with respect to acts, omissions or events that have taken place on or before the date hereof. It is the intention of the Company in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California (or any comparable provision of any other applicable law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Company acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Northwest Pipe Company

July [30], 2010

(b) The Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Person pursuant to the above release. The Company further agrees that it shall not dispute the validity or enforceability of the Note Agreement, any of the Notes or any of the other Transaction Documents or any of its obligations thereunder. If the Company, or any of its successors, assigns or other legal representations violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

8. Counterparts. This document may be executed in multiple counterparts, which together shall constitute a single document.

9. Governing Law. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely,

PURCHASERS

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PRUDENTIAL INVESTMENT MANAGEMENT, INC., AS INVESTMENT MANAGER

By:
Title:	Vice President

Accepted and agreed to as of the date first appearing above:

NORTHWEST PIPE COMPANY,
an Oregon corporation

By:
Name:	Stephanie J. Welty
Title:	Senior Vice President and Chief Financial Officer